LYNCH CORPORATION
                        8 Sound Shore Drive
                   Greenwich, Connecticut 06830
                  ------------------------------


             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD JUNE 27, 1996
           ----------------------------------------



To The Shareholders of                                      June 7, 1996
LYNCH CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Lynch Corporation, an Indiana Corporation, will be held at the Greenwich Public Library, 101 West Putnam Avenue, Greenwich, Connecticut on Thursday, June 27, 1996, at 4:00 P.M. for the following purposes:

     1. To elect seven directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

     2. To consider and vote on the right to exchange promissory notes in a principal amount of up to $25 million that may be issued by the Corporation for convertible notes of the Corporation under certain circumstances.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Information relating to the above matters is set forth in the attached Proxy Statement. As fixed by the Board of Directors, only Shareholders of record at the close of business of April 30, 1996 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     The Board of Directors encourages all shareholders to personally attend the annual meeting. Your vote is very important regardless of the number of shares you own. Shareholders who do not expect to attend are requested to promptly date, complete and return the enclosed proxy card in the enclosed accompanying postage-paid envelope in order that their shares of common stock may be represented at the annual meeting. Your cooperation is greatly appreciated.

                              By Order of the Board of Directors

                              ROBERT A. HURWICH
                              Secretary


IMPORTANT: Your vote is important regardless of the number of shares you own. Please date, sign and return your proxy promptly in the enclosed envelope. Your cooperation is greatly appreciated.






                         LYNCH CORPORATION
                        8 Sound Shore Drive
                    Greenwich, Connecticut 06830
                       ---------------------


                          PROXY STATEMENT

     This Proxy Statement is furnished by the Board of Directors of Lynch Corporation (the "Corporation") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held at the Greenwich Public Library, Greenwich, Connecticut on June 27, 1996, at 4:00 P.M. and at any adjournments thereof. This Proxy Statement and the accompanying proxy is first being mailed to shareholders on or about June 7, 1996.

     Only shareholders of record at the close of business on April 30, 1996 are entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on such date, 1,390,464 shares of the Corporation's common stock, no par value (the "Common Stock"), were outstanding and eligible to vote. Each share of Common Stock is entitled to one vote on each matter submitted to the shareholders. Where a specific designation is given in the proxy, the proxy will be voted in accordance with such designation. If no such designation is made, the proxy will be voted FOR the nominees for director named below, FOR approval of the right to exchange promissory notes in a principal amount of up to $25 million that may be issued by the Corporation for convertible notes of the Corporation under certain circumstances, and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting. Any shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Corporation a written notice of revocation or duly executed proxy bearing a later date or by appearing at the Annual Meeting and revoking his or her proxy and voting in person.

     An automated system administered by the Corporation's transfer agent tabulates the votes. Pursuant to the Indiana Business Corporation Law and the By-laws of the Company, shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present, but will not be counted as voting either for or against such proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                              ELECTION OF DIRECTORS

     Seven directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected. Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted for the nominees named below. If for any reason any nominee shall not be available for election, such proxies will be voted in favor of the remainder of those named and may be voted for substitute nominees in place of those who decline to be candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election.

     The election of directors shall be determined by a plurality of the votes cast.

     All of the nominees have served as directors of the Corporation since the last annual meeting held May 18, 1995, except for Messrs. Papitto and Muoio. The By-laws of the Corporation provide that Board of Directors shall consist of no less than five and no more than thirteen members and that any vacancies on the Board of Directors for whatever cause arising, including newly-created directorships, may be filled by the remaining directors until the next meeting of shareholders. Biographical summaries and ages as of April 1, 1996 of the nominees are set forth below. Data with respect to the number of shares of the Common Stock beneficially owned by each of them appears on pages 4 and 5 of this Proxy Statement. All such information has been furnished to the Corporation by the nominees.


      Name; Age; Business Experience
         and Principal Occupation
    for Last 5 Years; and Directorships in              Served as
Public Corporations and Investment Companies          Director from


Morris Berkowitz, 73

     Business Consultant (since 1984); Vice
     President (1970-1983) of LIN Broadcasting
     Corporation, a corporation engaged in
     cellular telephone, broadcasting and
     publishing activities............................    1987

E. Val Cerutti, 56

     Business Consultant  (since  1992);
     President  and Chief Operating Officer
     (1975-1992) of Stella D'oro Biscuit Co.,
     Inc., producer of bakery products;
     Director of The Gabelli Convertible
     Securities Fund and The Gabelli Gold
     Fund.............................................    1990

Paul J. Evanson, 54

     President (since 1995) of Florida Power
     & Light Co.; Vice President, Finance and
     Chief Financial Officer of FPL Group, Inc.
     (1992-4), parent company of Florida Power
     & Light; President and Chief Operating
     Officer of the Corporation (1988-1992);
     Chairman (1990-1992) and President (1988-
     1992) of Spinnaker Industries, Inc., a
     subsidiary of the Corporation and a
     diversified manufacturing firm with major
     subsidiaries in the specialty adhesive-
     backed materials business; Executive Vice
     President of Moore McCormack Resources, Inc.
     (1986-1988), formerly a diversified construction
     materials and natural resources company;
     Director of FPL Group, Inc., Florida Power
     & Light Company and Southern Energy
     Homes, Inc.......................................    1988

Mario J. Gabelli, 53

     Chairman and Chief Executive Officer of
     the Corporation (since 1986); Director of
     The Morgan Group, Inc., a subsidiary of
     the Corporation (since 1994); Director of
     Spinnaker Industries, Inc., a subsidiary of
     the Corporation (since 1995); Chairman and
     Chief Executive Officer of Gabelli Funds,
     Inc., successor to The Gabelli Group, Inc.
     (since 1980), an investment adviser and
     holding company for subsidiaries engaged in
     various aspects of the securities business;
     Chairman, President and Chief Investment
     Officer of Gabelli Capital Series Funds, Inc.
     (since 1994), The Gabelli Global Multimedia
     Trust Inc. (since 1994), Gabelli Gold Fund,
     Inc. (since 1994), Gabelli Global Series
     Funds, Inc. (since 1993), Gabelli Investor
     Funds, Inc. (since 1993), Gabelli Equity Series
     Funds Inc. (since 1991), The Gabelli Value
     Fund Inc. (since 1989), The Gabelli Series Funds,
     Inc. (since 1989), and The Gabelli Equity
     Trust Inc. (since 1986); Chairman of Gabelli
     International Growth Fund, Inc. (since 1994);
     Trustee of The Gabelli Money Market Funds (since
     1992), The Gabelli Growth Fund (since 1987)
     and The Gabelli Asset Fund (since 1986)...............  1986


Salvatore Muoio, 36

     Security  Analyst  and Vice President
     of Lazard Freres & Co., L.L.C., an
     investment banking firm (since 1995);
     Securities Analyst at Gabelli &
     Company, Inc.(1985-1995)..............................  1995


Ralph R. Papitto, 69

     Chairman and Chief Executive Officer of
     AFC Cable Systems, Inc., a manufacturer
     and supplier of electrical distribution
     products (since 1993); Founder,
     Chairman and a Director of Nortek, Inc.,
     a manufacturer of con-struction products
     (1967-1993); Director of AFC Cable Systems,
     Inc..................................................   1995

Paul P. Woolard, 72

     Business Consultant (since 1986); Senior
     Executive Vice President (1975- 1986)
     of Revlon, Inc.; President of Revlon Beauty
     Group of Revlon, Inc., (1984-1986),
     manufacturer of cosmetics and fragrances;
     Director of Chemex Pharmaceutical,
     Inc................................................    1968



        OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

There were five (5) meetings of the Board of Directors during 1994, and the Board acted twice by unanimous written consent.

     The Board of Directors has established three standing committees, the principal duties of which are described below: Audit Committee: Recommends to the Board of Directors the appointment of independent auditors; reviews annual financial reports to shareholders prior to their publication; reviews the report by the independent auditors concerning management procedures and policies; and determines whether the independent auditors have received satisfactory access to the Corporation's financial records and full cooperation of corporate personnel in connection with their audit of the Corporation's records. The Audit Committee met 4 times during 1995. The present members are Messrs. Berkowitz (Chairman) and Woolard.

     Executive Compensation and Benefits Committee: Develops and makes recommendations to the Board of Directors with respect to the Corporation's executive compensation policies; recommends to the Board of Directors the compensation to be paid to executive officers; administers the Lynch Corporation 401(k) Savings Plan, Phantom Stock Plan, and Bonus Plan, as summarized on pages 7 through 10 of this Proxy Statement; and performs such other duties as may be assigned to it by the Board of Directors. The Executive Compensation and Benefits Committee met 2 times during 1995. The present members are Messrs. Woolard (Chairman) and Papitto.

     Executive Committee: Exercises all the power and authority of the Board of Directors, except as otherwise provided by Indiana law or by the By-laws of the Corporation, in the management affairs of the Corporation during intervals between meetings of the Board of Directors. The Executive Committee met once and acted once during 1995. The present members are Messrs. Gabelli (Chairman), Cerutti, Evanson and Papitto.

     The Corporation does not have a nominating committee. Nominations for directors and officers of the Corporation are matters considered by the entire Board of Directors.


                     COMPENSATION OF DIRECTORS

     Directors, who are not otherwise employees, receive an annual cash retainer of $10,000 and a fee of $1,000 for each Board of Directors meeting and each committee meeting (which lasts for at least one hour) the Director attends, and commencing with 1996 $15,000 worth of Common Stock of the Corporation. In addition, a non-employee director serving as a committee chairman receives an additional $2,000 payment. A director who is an employee of the Corporation is not compensated for services as a member of the Board of Directors or any committee thereof. In addition, the Corporation purchases accident and dismemberment insurance coverage of $100,000 for each member of the Board of Directors and maintains a liability insurance policy which provides for indemnification of each Director (and officer) against certain liabilities which each may incur in his capacity as such.

     Mr. Bell, who resigned as a director of the Corporation as of December 31, 1995, is also a director and a member of the Compensation Committee of The Morgan Group, Inc. ("Morgan Group") and received the normal compensation payable to directors and committee members thereof. Mr. Cerutti received $79,000 in 1995 as a director of and for special consulting service provided to Lynch Machinery, Inc., a subsidiary of the Corporation. Mr. Woolard received $4,000 in 1995 as a director of Lynch Machinery, Inc.
and Mr. Boyle received $9,000 as a director of M-tron Industries, Inc., a subsidiary of the Corporation. See Compensation Committee Interlocks and Insider Participants on page XX for certain payments by Spinnaker Industries, Inc. ("Spinnaker") to a company affiliated with Mr. Boyle, who resigned as a director of the Corporation effective January 17, 1996.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of May 1, 1996, certain information with respect to all persons known to the Corporation to each beneficially own more than 5% of the Common Stock of the Corporation, which is the only class of voting stock of the Corporation outstanding. The table also sets forth information with respect to the Corporation's Common Stock beneficially owned by the directors, by each of the executive officers named in the Summary Compensation Table on page 6 of this Proxy Statement, and by all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares to which a person has the sole or shared voting or investment power or any shares which the person can acquire within 60 days (e.g., through exercise of stock options or conversions of securities). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock set forth in the table. The following information is either reflected in Schedule 13Ds and 13Gs or Form 3s and Form 4s that have been filed with the Securities and Exchange Commission or which has otherwise been furnished to the Corporation.

Name of                               Amount and Nature        Percent
Beneficial Owner*                   of Beneficial Ownership    of Class
- ------------------              ------------------------------ ---------

Barbara Ritzenthaler                     117,248                8.4%
Dimensional Fund Advisors, Inc.           84,800(1)             6.1%
Mario J. Gabelli                         346,905(2)            24.9%
Morris Berkowitz                             338                **
E. Val Cerutti                               738(3)             **
Paul J. Evanson                            5,238                **
Salvatore Muoio                              438                **
Ralph R. Papitto                             538                **
Paul P. Woolard                            2,141                **
Robert E. Dolan                              235(4)             **
Robert A. Hurwich                             92(5)
All Directors and Executive
Officers as a group (ten in total)       356,663               25.7%

- ------------
* The address of each holder of more than 5% of the Common Stock is as follows: Barbara Ritzenthaler--7-A West Jackson Avenue, Naperville, IL 60540; Dimensional Fund Advisors--1299 Ocean Avenue, Santa Monica, CA 90401; and Mr. Gabelli--Corporate Center at Rye, Rye, NY 10580.

**        Represents holdings of less than one percent.

(1) Because of its investment and/or voting power over shares of Common Stock of the Corporation held in the accounts of its investment advisory clients, Dimensional Fund Advisors, Inc., an investment adviser (Dimensional"), is deemed to be the beneficial owner of 84,800 shares. Dimensional disclaims beneficial ownership of all such shares.

(2) Includes 256,905 shares of Common Stock owned directly by Mr. Gabelli (including 2,991 held for the benefit of Mr. Gabelli under the Corporation's 401(k) Savings Plan); 70,000 shares owned by a limited partnership in which Mr. Gabelli is the general partner and has a 20% interest; and 20,000 shares of Common Stock owned by certain family trusts. Mr. Gabelli disclaims beneficial ownership of the shares owned by the family trusts and, except for his 20% interest, those owned by the partnership.

(3) 500 shares are jointly owned with wife and sharing voting and investment power.

(4) Includes 35 shares registered in the name of Mr. Dolan's children with respect to which Mr. Dolan has voting and investment power.

(5) Held for the benefit of Mr. Hurwich under the Corporation's 401(k) Savings Plan.

- -----------

     Spinnaker is a majority-owned subsidiary of the Corporation whose stock is traded in the over-the-counter market and which is listed in the National Association of Securities Dealers Automated Quotations (NASDAQ). As of May 1, 1996, Mr. Gabelli beneficially owns 52,200 shares (including 15,300 shares owned by certain family trusts which Mr. Gabelli disclaims beneficial ownership of) (1.8% of the outstanding shares) of Spinnaker's Common Stock.
He may also be deemed to be a beneficial owner of 2,259,063 shares (78% of the outstanding shares) of Spinnaker's Common Stock owned by the Corporation (through Lynch Manufacturing Corporation, a wholly-owned subsidiary of the Corporation) by virtue of his ownership of 24.9% of the shares of the Common Stock of the Corporation. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of the Common Stock of Spinnaker held by the Corporation. As of May 1, 1996, Mr. Evanson owns 2,250 shares of Spinnaker Common Stock, and Mr. Dolan owns 1,225 shares of Spinnaker Common Stock.

     Morgan Group is a 47% owned subsidiary of the Corporation whose stock is traded on the NASDAQ National Market System. As of May 1, 1996, Mr. Gabelli beneficially owns 10,000 shares (0.7%) of Morgan Group's Class A Common Stock.
 He may also be deemed to be a beneficial owner of 150,000 shares of Morgan Group's Class A Common Stock and 1,200,000 shares of Morgan Group's Class B Common Stock owned by the Corporation, by virtue of his ownership of 24.9% of
the shares of Common Stock of the Corporation.   Mr. Gabelli, however,
specifically disclaims beneficial ownership of all shares of Morgan Group stock held by the Corporation. As of May 1, 1996, Mr. Woolard owns 200 shares of Morgan Group's Class A Common Stock.



                             EXECUTIVE COMPENSATION

     The following tables set forth compensation received by the Corporation's Chief Executive Officer and each of the other executive officers of the Corporation for the last three fiscal years and certain information as to stock options:

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation

                                                       Long Term
Name and                                               Compensation   All Other
Principal                                              Awards       Compensation
Position               Year  Salary($) Bonus($)1 Stock Underlying Options ($)2
- --------------------------------------------------------------------------------

Mario J. Gabelli        1995  325,000    625,000             --            200
Chief Executive
Officer, Chairman of
the Board               1994  150,000        0               --            200
Chairman of the
Executive Committee     1993  150,000    250,000             --            200

Michael J. Small3       1995  183,846          0        12,256 Shs          --
Office of the
President               1994  191,538          0        37,000 Shs          --

Robert E. Dolan         1995  152,700    125,000           --               --
Chief Financial
Officer                 1994  140,096          0           --              200
                        1993  125,096     50,000           --              200
                        1992  104,469     15,000           --              200

Robert A. Hurwich3      1995  135,200     50,000           --              200
Vice President-
Administration,
Secretary,              1994  107,538          0           --               --
General Counsel

- -----------

     (1) Bonuses earned during any fiscal year are generally paid during the following fiscal year. Mr. Gabelli used his 1995 bonus to purchase 10,373 shares of Common Stock from the Corporation.

     (2) The compensation reported represents contributions made by the Corporation to the Lynch Corporation 401(k) Savings Plan. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to Executive Compensation did not exceed 10% of salary and bonus for 1995.

     (3) Messrs. Small and Hurwich joined the Corporation in January 1994 and February 1994, respectively. Mr. Small's employment terminated effective September 1, 1995; amount for 1995 includes consulting fees paid to Mr. Small for the remainder of 1995.


                                  OPTION GRANTS IN LAST FISCAL YEAR

                       Individual Grants  Potential Realizable Value at Assumed
                                          Annual Rates of      Stock Price
                                          Appreciation For     Option Term
               Number of   Percent of Total
               Securities  Options/SARs
               Underlying  Granted to
               Options/SARs Employees in Exercise or Base
               Granted     Fiscal Year   Price        Expiration
Name            (#)                      ($/Sh)       Date     5% ($)   10% ($)
(a)             (b)            (c)         (d)        (e)       (f)      (g)

Michael J. Small1 12,256      100%       $33.25      1/18/99   N.A(1)  N.A.(1)

- -------------

     (1) The options set forth in the table were the second installment granted to Mr. Small pursuant to an employment agreement for Mr. Small to serve in the Office of the President. In addition, the employment agreement provided for a third additional option installment of 12,256 shares, which would have had an exercise price equal to the closing prices of the Corporation stock on January 18, 1996. All options terminated as a result of his termination of employment effective September 1, 1995. See Transactions with Certain Affiliated Parties.



           EXECUTIVE COMPENSATION AND BENEFITS COMMITTEE
                 REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

     The Executive Compensation and Benefits Committee ("Committee") of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Corporation's executive compensation policies and administering the various executive compensation plans. In addition, the Committee recommends to the Board of Directors the annual compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Corporation, as well as to other key employees. The Committee is comprised of two independent, non-employee directors.

     The objectives of the Corporation's executive compensation program are to:

     o    Support the achievement of desired Corporation performance.

     o Provide compensation that will attract and retain superior talent and link reward with performance.

     o Ensure that there is appropriate linkage between executive compensation and the enhancement of shareholder value.

     o Evaluate the effectiveness of the Corporation's incentive arrangements.

     The executive compensation program is designed to provide an overall level of compensation opportunity that is competitive with companies of comparable size, capitalization and complexity. Actual compensation levels, however, may be greater or less than average competitive levels based upon annual and long-term Company performance and specific issues peculiar to the Corporation, as well as individual performance. While the Committee did not base its 1995 compensation actions on specific comparisons to other companies, a major factor was the growth of the Corporation, with revenues and total assets having more than doubled since 1993. In 1996, the Committee is undertaking a comparison of its executive compensation program with that of other companies, beginning with the companies in American Stock Exchange Service Industry Index to determine which of those companies are most comparable to the Corporation. The Committee uses its discretion to recommend executive compensation at levels warranted in its judgment by corporate and individual performance.


Executive Officer Compensation Program

     The Corporation's executive officer compensation program is comprised of base salary, cash bonus compensation, Executive Stock Purchase Loan Plan, Lynch Corporation 401(k) Savings Plan, and other benefits generally available to employees of the Corporation. In connection with recruiting for the Office of the President in 1994, the Corporation also awarded stock options. In 1996 the Corporation adopted a Phantom Stock Plan application to officers and employees of the Corporation. Mr. Gabelli elected not to participate in the Phantom Stock Plan.

Base Salary

     Base salary levels for the Corporation's executive officers are intended to be competitive. In recommending salaries the Committee also takes into account individual experience and performance and specific issues particular to the Corporation. A summary of the compensation awarded to the Chief Executive Officer and certain other executive officers is set forth in the "Summary Compensation Table" on page 6 of this Proxy Statement. Salary increases for 1995 were based upon a variety of judgmental factors, including the individual performances of the officers in 1994 and their anticipated contributions to the Corporation in 1995, the increasing size and complexity of the Corporation and the general financial and strategic performance of the Corporation. With respect to Mr. Gabelli, the Committee believed that it was the right time to raise Mr. Gabelli's salary to a more appropriate level and a more appropriate spread between his salary and the other officers of the Corporation.

Bonus Plan

     The Corporation has in place a bonus plan that is based on an objective measure of corporate performance and on subjective evaluation of individual performance for its executive officers and other key personnel. In general, the plan provides for an annual bonus pool equal to 20% of the excess of (i) the consolidated pre-tax profits of the Corporation for a calendar year over
(ii) 25% of the Corporation's shareholders' equity at the beginning of such year adjusted for dividends paid during the year. The Executive Compensation and Benefits Committee at its discretion may take into consideration other factors and circumstances in awarding bonuses such as progress toward a achievement of strategic goals and qualitative aspects of management performance. A summary of bonuses awarded to the Chief Executive Officer and certain other executive officers is set forth in the "Summary Compensation
Table" on page 6 of this Proxy Statement.   No bonuses were paid for 1994
although the Corporation had a good year because the bonus pool formula did not provide for any bonus and the Committee determined not to recommend any bonuses. The total bonuses paid for 1995 were in accordance with the bonus formula. The breakdown of the bonus pool is not based upon a formula but upon judgmental factors. Mr. Gabelli received a higher percentage of the bonus pool based upon his greater responsibilities as chief executive officer (the Office of the President was vacant for the last four months of the year) for the performance of the Corporation and its financial and strategic achievements.


Lynch Phantom Stock Plan

     In February 1996 the Corporation adopted a Phantom Stock Plan pursuant to which share units equivalent to one share of Common Stock of the Corporation may be awarded to officers and employees of the Corporation. Mr.
Gabelli elected not to participate in the Plan. The Committee administers the Phantom Stock Plan, including selecting the persons to be awarded share units and number of units to be awarded. Such share units are initially valued at a trailing average price of the Corporation's Common Stock (or such other price as the Committee determines), vest on the first anniversary of the date of grant and may be exercised by the grantee at any time after vesting and prior to the fifth anniversary of the date of grant. Upon exercise the grantee is entitled to the difference between the market price of the Corporation's Common Stock on the date of exercise and the award value, multiplied by the number of share units granted, and the Corporation may elect to pay the award with Common Stock of the Corporation for up to 100% of the value. Seven thousand one hundred units were awarded in February 1996, of which 4,000 were awarded to Mr. Dolan and 2,500 were awarded to Mr. Hurwich at $63.03 per share units. The awards were discretionary and not based upon a formula but were intended to give certain officers, other than Mr. Gabelli, a substantially increased equity equivalent interest in the Corporation as a continuing incentive.

Executive Stock Purchase Loan Plan

     In December 1994, the Corporation adopted the Executive Stock Purchase Loan Plan ("Stock Loan Plan"). The Stock Loan Plan is intended to encourage stock ownership in the Corporation by its executive officers. The Corporation may loan up to one hundred percent (100%) of the purchase price of the shares to officers of the Corporation selected by the Chairman of the Board (who is not eligible to participate). The maximum amount of loans under the Stock Loan Plan is $100,000 per year ($30,000 per officer per year) and $200,000 in total, which amounts may be increased by the Board of Directors. Loans will bear interest (currently 6.34% per annum) and will be collateralized by the shares so acquired until the loan has been repaid. In order to induce executive officers to purchase stock, the interest rate may be below generally prevailing interest rates but is expected to be high enough so that no income will be inputed to the executive officer for tax purposes. The shares may be put to the Corporation in full satisfaction of the loan principal not withstanding the price of stock at the time of the put. To date, no such loans have been made to any individual under the Stock Loan Plan.

Lynch Corporation 401(k) Savings Plan

     All employees of the Corporation and its subsidiaries are eligible to participate in the Lynch Corporation 401(k) Savings Plan, other than those employed in the Corporation's telephone entities and those covered by a collective bargaining agreement, after having completed one year of service (as defined in the Plan) and having reached the age of 18.

     The 401(k) Plan permits employees to make contributions by deferring a portion of their compensation. Participating employees also share in contributions made by their respective employers. The annual mandatory employer contribution to each participant's account is equal to 25% of the first $800 of the participant's contribution. In addition, the employer may make a discretionary contribution of up to 75% of the first $800 of the participant's contribution. No such discretionary contribution was made in 1994. A participant's interest in both employee and employer contributions and earnings thereupon are fully vested at all times.

     Employee and employer contributions are invested in guaranteed investment contracts, certain mutual funds or Common Stock of the Corporation, as determined by the participants. With respect to the individuals listed in the Summary Compensation Table, employer contributions of $200 were paid to the accounts of each of Messrs. Gabelli, Dolan, and Hurwich, and each of such individuals deferred $9,240 under the Plan during 1995, which amounts have been included for such individual in the Summary Compensation Table.

Benefits

     The Corporation provides medical life insurance and disability benefits to the executive officers (in the case of Mr. Gabelli, it shares the cost with Gabelli Funds, Inc.) that are generally available to Corporation employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for fiscal 1994.

Chief Executive Officer Compensation

     The following table sets forth compensation received by Mr. Gabelli since 1986 when Mr. Gabelli became Chairman and Chief Executive Officer of the
Corporation:


        1986  1987  1988   1989   1990   1991   1992    1993    1994   1995
        ----- ----- -----  -----  -----  -----  -----   -----   -----  -----

Salary   0    0    60,000 90,000 90,000 90,000 150,000 150,000 150,000 325,000
Bonus    0    0    30,000     0      0      0  100,000 250,000      0  625,000

    Mr. Gabelli performs the normal functions of the chief executive officer of a company and is particularly involved in the development of acquisition, investment and financial strategies. After considering the substantial increase in the size and scope of the Corporation, improved financial performance as reflected by the increase in private market value as well as public market value, and improved return on shareholder equity, the Compensation Committee recognized that Mr. Gabelli's 1994 and prior years' compensation was materially below that of chief executive officers of comparable companies, even after considering that Mr. Gabelli's service to the Corporation is not full time. Therefore, the Committee increased Mr. Gabelli's salary to $500,000 per year effective July 1, 1995. In addition, the Committee recognizes the role of leadership, particularly that of the Chief Executive Officer, in developing existing businesses and in making strategic acquisitions. Therefore, it is considering other forms of "at risk" incentive compensation for Mr. Gabelli to maximize both the intrinsic value of the Corporation's assets and the market price of the Company's stock. In order to further identify Mr. Gabelli's interests with that of the Corporation, the Corporation authorized the sale by the Corporation to Mr. Gabelli of $625,000 of Common Stock (equal to Mr. Gabelli's 1995 bonus), which resulted in the purchase of 10,373 shares. The Corporation had a good year in 1995 including record earnings and the undertaking and/or completion of several important strategic steps, and executive officers, especially Mr. Gabelli, made substantial contributions to the Corporation's performance which is reflected in the bonus awarded to Mr. Gabelli as well as other executives.


                                        Paul P. Woolard, Chairman
                                        Ralph R. Papitto

                                        Members of the Executive Compensation
                                        and Benefits Committee

                           PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Common Stock of the Corporation for the last five fiscal years ended December 31, 1995 with the cumulative total return on the broad market by the American Stock Exchange Market Value Index, and the peer group, as measured by the Amex Service Industry Subindex over the same period (assuming the investment of $100 in the Corporation's Common Stock, and each of the indexes on December 31, 1990, and reinvestment of all dividends).


                 INVESTMENT OF $100 DOLLARS ON DECEMBER 31, 1990
                         WITH REINVESTMENT OF DIVIDENDS




[GRAPH]
                               LYNCH
                       1996 PROXY STATEMENT
                 DATA POINTS FOR PERFORMANCE GRAPH

              INVESTMENT OF $100 ON DECEMBER 31, 1990
                  WITH REINVESTMENT OF DIVIDENDS

INDEX OF CUMULATIVE
TOTAL RETURNS SINCE 1990:     1990    1991    1992    1993    1994    1995

LYNCH CORPORATION             100.00  110.66  170.49  150.82  196.72  383.61

BROAD MARKET:
  AMERICAN STOCK EXCHANGE
  MARKET VALUE INDEX          100.00  128.22  129.57  154.86  140.75  177.93

PEER GROUP:
  AMERICAN STOCK EXCHANGE
  SERVICE INDUSTRY SUBINDEX   100.00  141.20  153.47  200.52  167.86  207.35


                              ITEM 2

TO CONSIDER AND VOTE ON THE EXCHANGE RIGHT IN PROMISSORY NOTES IN A PRINCIPAL AMOUNT OF UP TO $25 MILLION THAT MAY BE ISSUED BY THE CORPORATION

     The Corporation may require funds for general corporate purposes, including, without limitation, investment in personal communication services ("PCS"), acquisitions and advances to subsidiaries. If those funds are required, the Corporation may request an investment banking firm, which may be Gabelli & Company, Inc.("GSI"), to assist the Corporation in obtaining up to $25 million of those funds. Mr. Gabelli is the principal shareholder of, and controls, the ultimate parent company of GSI. GSI or its Principal Accounts may provide some or all of those funds. Depending on timing, financing and other business considerations, the Corporation may consider utilizing the services of investment banking firms other than GSI. To the extent GSI assists in obtaining funds, the Corporation would pay GSI customary fees for such services, as determined and approved by the Board of Directors of the Corporation. Principal Accounts shall mean the accounts of all subsidiaries of GSI's ultimate parent company and all other accounts in which Mr. Gabelli has at least a 10% direct or indirect equity interest.

     This Item 2 contemplates that, if the Corporation needs funds:

     (i) it may retain GSI to obtain such funds, which funds might be provided by GSI or its Principal Accounts in the form of borrowings evidenced by promissory notes (the "Notes"); and

     (ii) if the Corporation were to default in the payment of the Notes, the holders would have the right to exchange the Notes for notes convertible into Common Stock of the Corporation (the "Convertible Notes").

     If GSI or its Principal Accounts hold any Notes and there is a payment default and the Notes become exchangeable for Convertible Notes, the Corporation would use its best efforts to offer additional Convertible Notes (to the extent of Mr. Gabelli's direct or indirect equity interest in GSI or its Principal Accounts ("Mr. Gabelli's Proportionate Equity Interest")) on a pro rata basis to all shareholders of the Corporation, including Mr. Gabelli, pursuant to a registration statement under the Securities Act of 1933. If other shareholders are unable or unwilling at the time of such an offer to purchase their pro rata share of Convertible Notes, their equity interest in the Corporation could be reduced relative to that of Mr. Gabelli.

As more fully set forth below, it is anticipated that approval of this proposal could have the following advantages and disadvantages to the Corporation and its shareholders:

     Financing from GSI and its Principal Accounts might not be available to the Corporation on terms other than those contemplated in this proposal, and financing from other sources on terms more advantageous to the Corporation might not be available.

     Under the financing contemplated by this proposal, the Corporation's shareholders would have the opportunity to participate in the financing if equity securities are ultimately issued to GSI or its Principal Accounts and, therefore, the financing would not result in a reduction of a shareholder's equity interest in the Corporation relative to Mr. Gabelli if the shareholder elects to participate fully in the financing.

     By the same token, under the financing contemplated by this proposal, a shareholder would experience a reduction of his equity interest in the Corporation relative to Mr. Gabelli, to the extent equity securities are issued to persons other than GSI or its Principal Accounts or if the shareholder elects not to fully participate in the financing. Any reduction in a shareholder's interest in earnings and voting control depends upon who are the holders of any Notes subject to a payment default, and if applicable, the extent to which the shareholder exercises his rights to participate in the financing.

     Because of Mr. Gabelli's relationship to both the Corporation and GSI (and its Principal Accounts), the Corporation, on the one hand, and Mr. Gabelli and GSI (and its Principal Accounts), on the other hand, may be deemed to have conflicting interests.

     Shareholder approval of this Item 2 is being sought because Mr. Gabelli, the Chairman of the Board and Chief Executive Officer and a 24.9% shareholder of the Corporation, also is the principal shareholder and controlling person of the ultimate parent company of GSI, and, therefore, the Corporation, on the one hand, and Mr. Gabelli and GSI, on the other hand, may be deemed to have conflicting interests in this matter. The Corporation believes that, because of Mr. Gabelli's relationships with both the Corporation and GSI, the Corporation may be able to obtain funds more expeditiously and on better terms through GSI than through other sources, and GSI or its Principal Accounts may be willing to provide funds in circumstances where others would not. However, GSI has no obligation to assist the Corporation in obtaining funds and neither GSI, Mr. Gabelli nor GSI's Principal Accounts have any obligation to provide funds. GSI will earn fees in connection with obtaining funds for the Corporation and, to the extent GSI or its Principal Accounts provide funds, the terms and conditions on which they would provide funds would have to be satisfactory to them as well as to the Board of Directors of the Corporation. If there were a payment default on the Notes and Convertible Notes were issued, the interest of other shareholders in the equity of the Corporation could be reduced. Shareholder approval of this Item 2 is also being sought because such approval may satisfy any American Stock Exchange shareholder approval requirements with respect to certain issuances of Common Stock. The American Stock Exchange requires shareholder approval of certain issuances of stock, including (i) certain issuances of stock, or rights to acquire stock (including securities convertible into stock), to directors or officers of the Corporation, and (ii) certain transactions which would result in the sale or issuance of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock.

     It is anticipated that the Notes would bear interest at 8% per annum, with principal and interest payable not earlier than 120 days after the issue date of the Notes. It is further anticipated that the Notes may be secured by a pledge of the stock of certain subsidiaries of the Corporation (which may, at the time, be subject to a prior security interest) and possibly other security. If the Corporation were to issue Notes, it is anticipated that the Corporation would attempt to refinance such Notes from unaffiliated financing sources, or from the sale of assets. In the absence of such a refinancing or sale, the Corporation would be unable to repay the Notes when they become due. No such refinancing or sale is currently under discussion.

     It is anticipated that the holder(s) of the Notes would be entitled after the occurrence of a payment default on the Notes to exchange the Notes for Convertible Notes of the Corporation. It is anticipated that the Convertible Notes would have a maturity of up to 10 years, and would contain such terms as the Board of Directors may authorize, including a right to be converted into Common Stock at a conversion price equal to the lowest of (i) $60 per share,
(ii) the closing price of the Common Stock on the last trading day before issuance of the Notes or (iii) the average market price of the Common Stock during an agreed period before the default. The closing price of the Common Stock on the American Stock Exchange on June 4, 1996, was $85 1/2. The formula for determining the conversion price under the Convertible Notes will be determined by the Board of Directors when the Notes are issued. If the conversion price were $40 or $60, the number of shares of Common Stock that could be issued upon conversion of the $25,000,000 aggregate principal amount of Convertible Notes that could be issued would be 625,000 or 416,667 shares, respectively, which would constitute 44.9% or 30.0% respectively, of the shares currently outstanding.

     It is anticipated that any Notes held by GSI or its Principal Accounts would provide that in the event of a payment default the Corporation would use its best efforts to register with the Securities and Exchange Commission, Convertible Notes equal to Mr. Gabelli's Proportionate Equity Interest in the principal amount of Notes (plus accrued but unpaid interest thereon) held by GSI or its Principal Accounts and the shares of Common Stock into which the Convertible Notes may be convertible, for offering by the Corporation to all shareholders of the Corporation, including Mr. Gabelli, on a basis such that each shareholder would be entitled to acquire a portion of such Convertible Notes as nearly equal as possible to that portion of the outstanding shares of Common Stock owned by such shareholder on the date the registration is declared effective. The offering would be made to shareholders at that time so that shareholders could, if they so determine, avoid any reduction in their equity interest in the Corporation relative to Mr. Gabelli. While no decision has been made, offered but unaccepted Convertible Notes may be permitted to be purchased by other shareholders, including Mr. Gabelli. It is anticipated that Mr. Gabelli would be able to pay for his allocable portion of the Convertible Notes by exchanging Notes held by GSI and its Principal Accounts valued at the principal amount of Notes so exchanged plus accrued but unpaid interest thereon. It is anticipated that the Corporation may use any net proceeds from that offering to pay any Notes that shall not have been exchanged for Convertible Notes. If the Notes qualify for listing on the American Stock Exchange, the Corporation anticipates that it would seek to have the Convertible Notes listed.

     The terms of the Notes and Convertible Notes would be determined by the Board of Directors of the Corporation (of which Mr. Gabelli is Chairman) and would have to be acceptable to GSI. The Corporation does not intend to seek further shareholder approval of the terms of the Notes or Convertible Notes.

     The Corporation has no current intention to issue the Notes; however, subsidiaries of the Corporation have certain funding obligations with respect to pending or completed acquisitions and investments in personal communications services (PCS), and the Corporation and its subsidiaries are actively engaged in seeking out and reviewing acquisitions and investment opportunities, for which Notes may be issued. For example, subsidiaries of the Corporation have a contract to acquire, subject to certain conditions, Dunkirk & Fredonia Telephone Company for approximately $22 million and have obligations to loan an aggregate of $41.8 million to five partnerships, in which they have 49.9% limited partnership interests, which partnerships were the winning bidders in the aggregate of 31 PCS licenses in the recently concluded Federal Communications Commission C-Block auction.

    The Corporation hereby incorporates by reference (i) the financial statements, the supplementary financial information and management's discussion and analysis of results of operations and financial condition of the Corporation contained in Part II, Items 6, 7 and 8 of the Corporation's Form 10-K/A and Form 10-K/A(3) for the year ended December 31, 1995, (ii) the financial statements and management's discussion and analysis of results of operations and financial condition of the Corporation contained in Part I, Items 1 and 2 of the Corporation's Form 10-Q for the quarterly period ended March 31, 1996, and (iii) the financial statements of Central Products Company and pro forma financial statements of the Corporation and Central Products Company contained in the Corporation's Forms 8-K/A(2) dated December 18, 1995 and Form 8-K/A(7) dated May 14, 1996, and Form 8-K/A(8) dated June 4, 1996.

     The Board believes that, in a circumstance in which the Notes would become convertible into Convertible Notes (i.e., after a payment default on the Notes), and if the Notes (or a substantial portion thereof) were converted, the default might be cured. The Board considers the exchange provision of the Notes to be reasonable and appropriate under the circumstances.

     NOTWITHSTANDING SUBMISSION OF THIS PROPOSAL TO SHAREHOLDERS, THE CORPORATION, WHETHER OR NOT THIS PROPOSAL IS APPROVED, RESERVES THE RIGHT TO ISSUE, WITHOUT SHAREHOLDER APPROVAL, SUCH SECURITIES AS THE CORPORATION DEEMS ADVISABLE, INCLUDING WITHOUT LIMITATION PROMISSORY NOTES WHICH MAY OR MAY NOT BE SIMILAR TO THE NOTES AND CONVERTIBLE NOTES WHICH MAY OR MAY NOT BE SIMILAR TO THE CONVERTIBLE NOTES.

     THE BOARD OF DIRECTORS (OTHER THAN MR. GABELLI, WHO IS MAKING NO RECOMMENDATION) RECOMMENDS A VOTE IN FAVOR OF APPROVAL OF THE EXCHANGE RIGHT.

     Approval of this Item 2 requires the affirmative vote of a majority of the shares of Common Stock of the Corporation voting on the proposition, excluding any abstentions. Mr. Gabelli has not indicated how he intends to vote the shares beneficially owned by him on this matter.




                  TRANSACTIONS WITH CERTAIN AFFILIATED PERSONS

     Mr. Gabelli is affiliated with various entities which he directly or indirectly controls and which are engaged in various aspects of the securities business, such as an investment advisor to various institutional and individual clients including registered investment companies and pension plans, as a broker-dealer, and as managing general partner of various private investment partnerships. On March 12, 1996, the Corporation paid Mr. Gabelli his 1995 bonus of $625,000 and sold him 10,373 shares of Common Stock for $625,000, or $60.25 per share, the closing price of the Common Stock on March 11, 1996. In addition, the Corporation loaned Mr. Gabelli $212,000 for the period from March 15, 1996 until March 31, 1996, at 6% interest, for the payment of withholding taxes on Mr. Gabelli's 1995 bonus used to purchase Common Stock. During 1995, the Corporation and its subsidiaries engaged in various transactions with certain of these entities and the amount of commissions, fees, and other remuneration paid to such entities, excluding reimbursement of certain expenses related to Mr. Gabelli's employment by the Corporation, was less than $60,000. Pursuant to Indiana law and the Corporation's Articles of Incorporation and as previously reported, the Corporation indemnified Mr. Gabelli for outside legal fees of $391,575 incurred in connection with a regulatory inquiry. See also Item 2 above.

     Michael J. Small ceased to be an officer and employee of the Corporation effective September 1, 1995, and his employment agreement and stock options terminated as of that date. The Corporation agreed to pay Mr. Small consulting fees of $350,000 over a three and one-quarter year period plus an additional $600,000, half of which was paid at year-end 1995 and the other half to be paid over three years.

     See Compensation Committee Interlocks and Insider Participation below.

Compensation Committee Interlocks and Insider Participants

     Mr. Boyle, who is the Chairman and Chief Executive Officer of Spinnaker, served as a member of the Executive Compensation and Benefits Committee from August 17, 1995 until his resignation as a director of the Corporation on January 17, 1996 and attended one meeting on December 7, 1995. Messrs. Gabelli and Dolan serve as directors of Spinnaker, which does not have a compensation committee.

     In June 1994, Spinnaker and Boyle, Fleming, George & Co., Inc. ("BF") entered into a Management Agreement (the "Management Agreement"), pursuant to which BF agreed to provide to Spinnaker operations management, strategic planning, acquisition analysis and implementation, investment banking and financial advisory services and supervision of Spinnaker's financial reporting and regulatory obligations. Mr. Boyle, a director of the Corporation through January 17, 1996, is a director, chief executive officer and a principal owner of BF and pursuant to the Management Agreement became a director and Chairman of the Board and chief executive officer of Spinnaker.

     The Management Agreement had an initial term of one year, and is automatically renewable for a term of one additional year unless either party gives notice of termination not less than 90 days prior to the end of the first anniversary of the Agreement. Thereafter, the Agreement is terminable on 90 days' notice by either party. Pursuant to the Management Agreement BF received a management fee of $200,000 in 1995, plus reimbursement of expenses. The management fee for 1996 has been raised to $400,000 reflecting, among other things, the increased size and complexity of Spinnaker. Mr.
Boyle does not receive a salary from Spinnaker, nor does Mr. Fleming, the President of Spinnaker.

     Spinnaker and BF also entered into a Warrant Purchase Agreement (the "Warrant Purchase Agreement") in June 1994, pursuant to which BF received a Warrant (the "A Warrant") to purchase 678,945 shares of Common Stock of Spinnaker for a price of $2.67 per share (adjusted for the three for two stock split in December 1994 and December 1995) at any time on or before June 10, 1999. BF may also receive a warrant to purchase additional Spinnaker shares under certain circumstances on the occurrence of an equity offering by Spinnaker.

     When Spinnaker acquired an 80.1% interest in Brown-Bridge Industries, Inc., an acquisition opportunity developed by BF prior to entering into the Management Agreement, certain affiliates of BF loaned Spinnaker $322,000 at an interest rate of 18% to help Spinnaker fund its portion of Spinnaker's acquisition and acquired 6.2% of the Brown-Bridge stock on the same terms and conditions as Spinnaker.

                              INDEPENDENT AUDITORS

     The Board of Directors upon the recommendation of its Audit Committee, has reselected the firm of Ernst & Young, independent auditors, to audit the consolidated financial statements of the Corporation for the fiscal year ending December 31, 1996. Management has not followed the practice of presenting the selection of auditors to the shareholders for their approval. Representatives of Ernst & Young are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and to answer appropriate questions.

     Effective March 19, 1996, Morgan replaced Arthur Anderson LLP ("Arthur Anderson") and retained Ernst & Young LLP ("Ernst &Young"), which are the auditors for the Corporation, as Morgan's public accountants. Ernst & Young had expressed reliance on Arthur Anderson's audit. Arthur Anderson's report on the company's financial statements during the 1994 and 1995 fiscal year prior to its replacement contained no adverse opinion or disclaimer of opinions, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change auditors was approved by Morgan's Board of Directors and the Corporation's Audit Committee.

     During the 1994 and 1995 fiscal years and until its replacement there were no disagreements between Morgan or the Corporation and Arthur Anderson on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Anderson, would have caused it to make a reference to the subject matter of the disagreement in connection with it reports.



                             SECTION 16(a) REPORTING

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock to file with the Securities and Exchange Commission and American Stock Exchange initial reports of ownership and reports of changes in the ownership of Common Stock and other equity securities of the Company. Such persons are required to furnish the Corporation with copies of all Section 16(a) filings. Based solely on the Corporation's review of the copies of such filings it has received and written representations of directors and officers, the Corporation believes that during the fiscal year ended December 31, 1995, its officers, directors, and 10% shareholders are in compliance with all Section 16(a) filing requirements applicable to them, except that the initial filing when Mr. Muoio became a director was inadvertently filed approximately one week late.


                     PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Office of the Secretary, Lynch Corporation, 8 Sound Shore Drive, Greenwich, Connecticut 06830, by no later than February 7, 1997, for inclusion in the Corporation's proxy statement and form of proxy relating to the 1996 Annual Meeting.

                                  MISCELLANEOUS

     The Board of Directors knows of no other matters which are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote on such matters in accordance with their best judgment.

     The solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation has employed the firm of Morrow & Co. Inc., 909 Third Avenue, New York, New York, 10022 to assist in this solicitation at a cost of $3,500, plus out-of-pocket expenses. The Corporation will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock of the Corporation. In addition, officers and employees of the Corporation (none of whom will receive any compensation therefor in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by telegrams and personal interviews, and the telephone.

                                  ANNUAL REPORT

     The Corporation's Annual Report to Shareholders for the fiscal year ended December 31, 1995, has been previously sent to each shareholder. Except as specifically incorporated by reference in Item 2, such Annual Report, however, is not to be regarded as part of the proxy soliciting material.


                                     By Order of the Board of Directors




                                     ROBERT A. HURWICH
                                     Secretary

Dated: June 7, 1996